Exhibit 99.2

SALARY PROTECTION AGREEMENT

This Salary Protection Agreement (“Agreement”) is made this 16th day of February 2005, by and between James M. Judge (“Employee”) and MISSION COMMUNITY BANK (“Bank”) with regard to the following:

RECITALS

WHEREAS, Employee currently serves as the Bank’s Executive Vice President/Chief Credit Officer without benefit of an employment or similar contract; and

WHEREAS, the Board of Directors of the Bank has deemed it appropriate for Employee to be granted certain protections in the event of a merger or acquisition, where either the Bank or its holding company, Mission Community Bancorp (“Bancorp”) is not the surviving entity, or in the event of a hostile tender or unapproved change of control.

NOW, THEREFORE, it is agreed as follows:

AGREEMENT

1.                                       For good and valuable consideration, receipt of which is hereby acknowledged, Bank undertakes to provide Employee with the salary continuation benefits set forth herein upon the terms and conditions stated below.

2.                                       For the purpose of this Agreement the “salary continuation benefit” to which Employee shall be entitled shall be a lump amount equal to six (6) months’ salary (subject to required tax withholdings) at the rate in effect for Employee immediately prior to the occurrence of the applicable event set forth in Paragraph 3 hereof.

3.                                       The salary continuation benefit shall become immediately payable if Employee’s employment is terminated, or if Employee’s salary is reduced by more than ten percent (10%), upon the occurrence of, or within twelve (12) months following, (i) a merger or consolidation where Bancorp or the Bank is not the surviving corporation (association), or (ii) in the event of a transfer of all, or substantially all, of the assets of the Bank or Bancorp, or (iii) if there occurs a change of control by which one person or entity or more than one person or entity acting in concert acquire more than twenty-five percent (25%) of the outstanding shares of the Bank or Bancorp without the approval of at least a majority of the Board of Directors.

4.                                       Should legal action be necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to recover costs and reasonable attorneys’ fees.

5.                                       This Agreement shall be governed by and construed according to the laws of the State of California and the parties hereto submit to the jurisdiction of the courts of competent jurisdiction of the County of San Luis Obispo, State of California.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first hereinabove written.

Mission Community Bank:

By:	/s/ ANITA M. ROBINSON
Anita M. Robinson
President and Chief Executive Officer

By:	/s/ WILLIAM B. COY
William B. Coy
Chairman of the Board

By:	/s/ JAMES M. JUDGE
James M. Judge
Employee